Exhibit 14(f)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Putnam ETF Trust of our report dated November 13, 2024, relating to the financial statements and financial highlights of Putnam California Tax Exempt Income Fund and Putnam Tax Exempt Income Fund (the “Funds”), which appear in each Fund’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2024. We also consent to the reference to us under the headings “FINANCIAL STATEMENTS” and “Comparison of Other Key Features of the Funds” in such Registration Statement.

Boston, Massachusetts

August 4, 2025